Exhibit 99.1
                                                                    ------------
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                                      Ken L. Kenworthy, Jr.
Executive V. P., CFO                                       President, CEO
405.600.0711 x16                                           405.600.0711 x11

GMX RESOURCES INC. ANNOUNCES RESULTS OF SHAREHOLDERS MEETING

OKLAHOMA CITY, OKLAHOMA, TUESDAY, MAY 17, 2005 GMX RESOURCES INC., NASDAQ NMS:
`GMXR'; WARRANTS: `GMXRW', (WWW.GMXRESOURCES.COM) today announced that its shareholders have approved the principal terms of a Shareholder Rights Plan at their annual meeting this morning, which had previously been approved by GMXR 'S Board of Directors, subject to shareholder approval, on March 7, 2005. Accordingly, GMXR has today entered into a Rights Agreement implementing the Plan. Under the Plan, preferred stock purchase rights will be distributed on June 10, 2005, as a dividend to the Company's shareholders of record as of the close of business on March 31, 2005. This dividend is not taxable to the shareholders.

     The shareholders re-elected all five directors to serve for a term of one year. The shareholders also considered a proposal at the annual meeting, which would have created a classified board of directors. This proposal failed to receive the required approval of holders of a majority of GMXR's outstanding common stock, and as such was not approved.

     The shareholders also ratified the selection of Smith Carney & Co., P.C. as the Company's independent registered public accounting firm for the year ended December 31, 2005.

     The Rights Plan is designed to assure that all of GMXR's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential abusive tactics to gain control of the Company without paying a fair price to all shareholders of the Company. The Rights are intended to enable all GMXR shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The Rights generally will be exercisable only if a person or group acquires 20% or more of the Company's common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock. However, Ken L. Kenworthy, Jr., GMXR's Chief Executive Officer, and his wife, Karen M. Kenworthy, who collectively currently own approximately 20% of the Company's outstanding common stock, will not render the Rights
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exercisable unless they collectively own more than 30% of the Company's common stock.

     If a person or group acquires 20% or more of GMXR's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of GMXR's common shares having a market value of twice such price. In addition, if GMXR is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

     Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. The Rights expire on June 1, 2015.

GMX RESOURCES INC. is an independent natural gas producer, headquartered in Oklahoma City, Oklahoma. GMXR has interests in 73 gross/46.7 net producing wells in Texas, Louisiana & New Mexico. GMXR also has a large inventory of development prospects in North Carthage Field of East Texas as follows: 67 gross- 39 net Cotton Valley Sand (CVS) proved undeveloped wells, 113 gross- 74 net CVS probable locations on 160-80 acre spacing and 275 gross- 150 net probable CVS locations on 40 acre spacing. The Company's strategy is to significantly grow production, grow its natural gas reserves and build shareholder value.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company's financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company's properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company's properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company's ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.